Exhibit 10.1

Registration No.3473 dated 14 December 2009

ADDENDA No. 4

to the Contract dated 15 July 1997 for mining of nickel-cobalt ore at Novo-Shandashinsk and Kara-Obinsk deposits in Aktyubinsk oblast of the Republic of Kazakhstan between

Ministry of Energy and Mineral Resources of the Republic of Kazakhstan

(Competent authority)

and

Limited Liability Partnership

“Kyzyl Kain Mamyt”

(Contractor)

Astana city 2009

This Addenda No. 4 to Contract dated 15 July 1997 for mining of nickel-cobalt ore at Novo-Shandashinsk and Kara-Obinsk deposits in Aktyubinsk oblast of the Republic of Kazakhstan (hereinafter referred to as Contract) has been concluded on 14 December 2009 between Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (hereinafter referred to as Competent authority) and Limited Liability Partnership “Kyzyl Kain Mamyt” (hereinafter referred to as Contractor).

Preamble

In view of the fact that:

-           Contractor applied to the Competent authority with the request to extend validity of the Contract till 2020 and modify Work programme with regard to applied technology of ore processing increasing investment upto 135 000 000 (one hundred thirty five million) US Dollars with temporary suspension of ore mining till the end of 2012 for the period of construction of the plant.

-           Code of the Republic of Kazakhstan No. 99-IV dated 10 December 2008 “On taxes and other obligatory payments to the budget” (Tax Code) was adopted.

Competent authority has taken a decision to:

a) extend validity of the Contract till 2020 and modify Work programme with regard to applied technology of ore processing increasing investment upto 135 000000 (one hundred thirty five million) US Dollars with temporary suspension of ore mining till the end of 2012 for the period of construction of the plant and modify the Contract accordingly (Minutes No.30 dated 25 December 2008);

b)	bring section 16 of the Contract into compliance with effective Tax Code.

Competent authority and Contractor have agreed as follows:

                1. Paragraph 17 of section 1 of the Contract shall be reworded as follows:

“17. Tax legislation - Code of the Republic of Kazakhstan “On taxes and other obligatory payments to the budget” dated 10 December 2008 No.99-IV (Tax Code) and other regulatory legal acts, adoption of which is provided for by the Tax Code”.

2.   Paragraph 3.2. of section 3 of the Contract shall be reworded as follows: “3.2. Validity of the Contract shall expire on 12 October 2020”.

3.	Paragraph 3.3. of section 3 of the Contract shall be deleted.
4.	Paragraph 7.1.3. of section 7 of the Contract shall be reworded as follows:

“7.1.3. To use results of own activity at his discretion, including all obtained results of mining and processing of nickel-cobalt ore”.

5.   The word “ore” shall be added in Paragraph 7.1.4. of section 7 of the Contract after the words “ required for mining nickel-cobalt”.

6.   In Paragraph 7.1.6. of section 7 of the Contract the words “established by paragraph 3.3. of the Contract” shall be replaced with words “established by legislation of the State”.

7. Section 7 of the Contract shall be supplemented with paragraph 7.2.19. with the following wording: “7.2.19. Annually, not later than thirty calendar days after agreement of annual Work programme, to submit to the authorised body in the field of state regulation of trade and industrial policy annual programme of procurement of goods, works and services for the forthcoming year in accordance with the form, approved by the authorised body in the field of regulation of trade and industrial policy”.

8. Section 7 of the Contract shall be supplemented with paragraph 7.2.20. with the following wording: “7.2.20. Quarterly, not later than 15th day of the month following reporting period, to submit to the authorised body in the field of state regulation of trade and industrial policy, the report on procured goods, works and services in accordance with the form, approved by the authorised body in the field of regulation of trade and industrial policy”.

9.	Paragraph 8.4. of section 8 of the Contract shall be reworded as follows:

“8.4. The following volumes of mining and investments are foreseen in the Work programme of the Contract:

	Performance period	Annual ore-mining volume (thous. tons)	Annual volume of investments (thous. USD)
	2005-2008	273.2	11 600.0
1.	2009	Construction of plant	6 000.0
2.	2010.	Construction of plant	26 500.0
3.	2011	Construction of plant	42 000.0
4.	2012	Construction of plant	36 500.0
5.	2013	800.0	2 400.0
6.	2014	800.0	2 000.0
7.	2015	1 000.0	2 000.0
8.	2016	1 000.0	2 000.0
9.	2017	1 500.0	1 000.0
10.	2018	1 500.0	1 000.0
11	2019	1 600.0	1 000.0
12.	2020	1 234.9	1 000.0
Total:		9 708.1	135 000.0

Construction of plant means a set of phased-planned activities, aimed at development, coordination and approval in authorised bodies of design and estimate documentation, carrying out construction-assembly works with final putting of the completed facility into operation.

10. Paragraph 11.1. of section 11 of the Contract shall be reworded as follows:

“11.1.Contractor shall have the exclusive right of Mining in Contract territory till 12 October 2020”.

11. Section 16 “Taxes and payments” shall be reworded as follows:

“Section 16. “Taxation”

16-1 Contractor shall be obliged to pay taxes and other obligatory payments to the budget in accordance with Tax legislation, effective as of date of incidence of liability to pay those.

16.1.1 Signature bonus

Contractor shall pay signature bonus at the rate of 5,0 thousand US Dollars.

16.2 Contractor shall effect payment on reimbursement of past costs in accordance with the procedure and within periods pursuant to Tax legislation.

16.3 Customs payments

Contractor shall be obliged to pay customs payments in accordance with Customs legislation of the Republic of Kazakhstan effective on the date of accepting of customs declaration.

16.4 Transfer pricing

In case of variance of prices applied in settlement of transactions from market prices, state bodies, exercising control of applied transfer pricing shall be entitled to adjust objects of taxation in accordance with legislation on state control of application of transfer pricing.

16.5	Pension provision, social assessment

Contract shall deduct and transfer obligatory pension taxes of its employees to retirement savings plans in accordance with the legislation on pension provision, and shall also bear responsibility for completeness of computation and timeliness of payment of social assessments to State social insurance fund in accordance with legislation on social insurance, effective as of date of incidence of such liabilities.

16.6	Penal sanctions

16.6.1. Penal sanctions for breaching of the Tax legislation shall be applied in accordance with the legislation, effective as of date of breaching.

16.6.2. Penal sanctions on payments not related to taxes shall be applied at rates, specified by the legislation, effective as of date of breaching.

This Addenda shall be applicable in respect to legal relationships, which had emerged since 1 January 2009”.

1.2. In paragraph 1 of section 17 of the Contract the words “in accordance with the Edict of the President of the Republic of Kazakhstan, being effective as the Law No.2732 “On accounting” dated 26 December 1995” shall be replaced with words “in accordance with the Law No. 234-111 of the Republic of Kazakhstan “On accounting and financial reporting” dated 28 February 2007”.

13. In paragraph 17.2. of section 17 “Accounting” the words “by paragraph 6.2. of this Contract” shall be replaced with words “by Contract conditions”.

14. In paragraph 22.2. of section 22 of the Contract the words “specified in paragraph 20.1. of the Contract” shall be replaced with words “specified in paragraph 22.1. of the Contract”.

15. Section 25 “Transfer of rights and obligations” shall be reworded as follows:

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(alienation of participatory interests (shareholdings) of the legal entity, having the rights of the Contractor) during the process of proceeding in bankruptcy of the Contractor, as well as transfer of subsurface use rights as pledge shall be carried out at the permission of the Competent authority.

25.2.   Credit obtained against pledge of subsurface use right shall be used only for the purposes of subsurface use, specified in the Contract.

25.3.     In case of non-fulfillment or improper fulfillment of the obligation, secured by the subsurface use right pledge, enforcement of a security interest in pledged property shall be carried out in accordance with the procedure established by the legislation of the Republic of Kazakhstan.

25.4.   Transfer of subsurface use right shall be carried out on the basis of civil law contracts, as well as other grounds, specified by the legislation, observing rules established by terms and conditions of this section. Contract on transfer of subsurface use right, concluded in the absence of the permission, issued in accordance with terms and conditions of this section, shall be considered invalid from the date of its conclusion.

25.5.  All expenses related to transfer of subsurface use right shall be charged to the Contractor, unless otherwise established by terms and conditions of transfer.

25.6.  As long as Contractor retains any participation in the Contract, the Contractor and the entity, to which subsurface use right is transferred, shall bear joint liability under Contract.

25.7. Transfer of subsurface use right is unconditional basis for change of ownership of land plot, mining and (or) geological allotment, as well as registration of rights for land plot and transactions with it in accordance with the legislation.

Competent authority shall have the right to decline, in accordance with the procedure established by Government of the Republic of Kazakhstan, to issue permission for transfer of subsurface use right in following cases:

1) if the entity, to which subsurface use right is expected to be transferred is not capable of fulfilling obligations or part of obligations (in case of partial transfer of subsurface use rights), assigned to the Contractor by the Contract;

2) if Contractor submits patently false information to the Competent authority;

3) if transfer of subsurface use right shall result in non-observation of requirements on maintenance of national security of the state, including in cases of concentration of rights within the framework of the Contract and (or) concentration of rights to carry out transactions in the field of subsurface use.

Refusal to issue permission to transfer subsurface use right may be contested in accordance with legislation of the Republic of Kazakhstan”.

16. Section 28 “Guarantee of stability of the Contract” shall be reworded as follows:

“Section 28. Guarantee of stability of the Contract

28.1. Legislative alterations and amendments, worsening the position of the Contractor shall not be applied to the Contract, issued and concluded prior to such alterations and amendments.

28.2. Guarantees established by this section shall not extend to legislative alterations of the Republic of Kazakhstan in the field of maintenance of defense capacity, national security, in the sphere of environmental security and healthcare.

28.3. State represented by the Government of the Republic of Kazakhstan or at the decision of the Government of the Republic of Kazakhstan, national controlling holding company or national subsurface use company have priority right as compared to other parties of the Contract or participants of the Contractor, as legal entity, and other entities to purchase alienated subsurface use right (its part) and (or) participatory interests (shareholdings) in legal entity having subsurface use right, as well as legal entity, having the right to directly and (or) indirectly determine decisions and (or) exert influence on decisions adopted by the Contractor, if main activity of such legal entity is associated with subsurface use in the Republic of Kazakhstan upon terms not worse than terms proposed by other buyers”.

17.   Section 29 “Terms of termination and suspension of validity of the Contract” shall be reworded as follows:

Section 29. Terms of alteration and termination of validity of the Contract

29.1 Competent authority shall have the right to cancel the Contract unilaterally in following cases:
1)	if Contractor declines to remove causes, which resulted in taking a decision to suspend mining, or these causes were not removed within the period sufficient for their removal;
2)	if Contractor fails to adopt measures, specified in article 70 of the Republic of Kazakhstan Law “On subsurface and subsurface use”;

3) if there is no possibility to remove causes, which resulted in suspension of subsurface use operations;

4)	if Contractor allows for substantial breaching of obligations, specified in the Contract or Work programme;

5) if Contractor is declared bankrupt in accordance with the legislation of the Republic of Kazakhstan, except for the case, when subsurface use right is subject of pledge in accordance with the Republic of Kazakhstan Law “On subsurface and subsurface use”;

6)	in case of non-fulfillment of part 3 article 71 of the Republic of Kazakhstan Law “On subsurface and subsurface use”;

7) if within a period up to two months following the date of receipt, in accordance with paragraph 1 of article 45-2 of the Republic of Kazakhstan Law “On subsurface and subsurface use”, of the notice from the Competent authority, on alteration and (or) amendment of terms of the Contract Contractor fails to give his consent in writing to conduct such negotiations or declines to conduct such negotiations;

8)

if within a period up to four months following the date of receipt of the Contractor to conduct negotiations on alteration and (or) amendment of terms of the Contract parties fail to reach agreement on alteration and (or) amendment of terms of the Contract in accordance with paragraph 1 of article 45-2 of the Republic of Kazakhstan Law “On subsurface and subsurface use”,

9)

if within a period up to six months following the date of reaching agreed decision on restoration of economic interests of the Republic of Kazakhstan parties fail to sign alterations and (or) amendments of terms of the Contract in accordance with paragraph 1 of article 45-2 of the Republic of Kazakhstan Law “On subsurface and subsurface use”.

29.2.

Competent authority shall have the right, prior to adoption of corresponding decision on cancellation of the Contract, to require immediate termination of subsurface use operations by means of sending a notice to the Contractor, and Contractor shall be obliged to fulfill such requirement immediately.

29.3.	Parties shall not be relieved of their duties to fulfill their ongoing obligations, which remain non-fulfilled as of date of termination of the Contract or alteration of its terms.
29.4.

Termination of validity of the Contract shall not relieve the Contractor from his duties to restore contract territory to the condition, safe for health and life of the population and environment in accordance with the project of liquidation, approved according to the procedure, established by the legislation of the Republic of Kazakhstan”.

18. Work programme of the Contract (Addenda No. 1B) shall be replaced with Work programme of the Contract (Addenda No. 1?).

In case of discrepancies or disagreements between variants of the text, variant of the text in Russian shall take precedence.

This Addenda No. 4 to Contract was made on 14 December in Astana city, Republic of Kazakhstan and signed by authorised representatives of the Parties.

Signatures of the Parties:

COMPETENT AUTHORITY

Ministry of Energy and Mineral Resources of the Republic of Kazakhstan

(signature)

Safinov К.B.

Executive secretary

CONTRACTOR

“Kyzyl Kain Mamyt” LLP

(company seal)

(signature)

D.S.Akhmetov

Acting Director